      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996


                                                REGISTRATION NO. 333-02958

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------
                               APPLE SOUTH, INC.

             (Exact name of registrant as specified in its charter)

              GEORGIA                               59-2778983
  (State or other jurisdiction of                (I.R.S. Employer
  incorporation or organization)              Identification Number)

                            ------------------------

                             Hancock at Washington
                             Madison, Georgia 30650
                                 (706) 342-4552
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                               TOM E. DUPREE, JR.
                             Chairman of the Board
                               Apple South, Inc.
                             Hancock at Washington
                             Madison, Georgia 30650
                                 (706) 342-4552

      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

        LARRY D. LEDBETTER                   RICHARD D. TRUESDELL, JR.
         Kilpatrick & Cody                     Davis Polk & Wardwell
 1100 Peachtree Street, Suite 2800             450 Lexington Avenue
      Atlanta, Georgia 30309                 New York, New York 10017

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AS
                        DETERMINED BY MARKET CONDITIONS.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

        TITLE OF EACH CLASS OF            PROPOSED MAXIMUM AGGREGATE              AMOUNT OF
      SECURITIES TO BE REGISTERED               OFFERING PRICE                REGISTRATION FEE
Debt Securities........................          $200,000,000                      $68,966

THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

PROSPECTUS

    [LOGO]
       APPLE SOUTH, INC.


$200,000,000
DEBT SECURITIES
                                     ------

Apple South, Inc. (the "Company") may from time to time offer up to $200,000,000 aggregate initial offering price of its debt securities (the "Debt Securities"), on terms to be determined at the time of sale, and as more fully described under "Description of Debt Securities." The accompanying Prospectus Supplement (the "Prospectus Supplement") sets forth the specific designation, the aggregate principal amount offered, authorized denominations, maturity, purchase price, rate (which may be fixed or variable) and time of payment of interest, any terms of redemption (including any sinking fund), and any other specific terms of the Debt Securities in respect of which this Prospectus and the Prospectus Supplement are being delivered (the "Offered Securities"), together with the terms of the offering and sale of the Offered Securities.

The Company may sell Debt Securities to or through underwriters or dealers, directly to one or more purchasers, through agents, or through a combination of the foregoing. See "Plan of Distribution." Unless otherwise set forth in the Prospectus Supplement, such underwriters will include either or both of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. acting alone or as representatives of a group of underwriters. Either or both of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. may also act as agents. The accompanying Prospectus Supplement sets forth the names of such underwriters or agents, the principal amounts, if any, to be purchased by such underwriters, and the compensation, if any, of such underwriters or agents.


SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

J.P. MORGAN & CO.                               RAYMOND JAMES & ASSOCIATES, INC.


The date of this Prospectus is May 6, 1996.

                             AVAILABLE INFORMATION



The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's common stock, $.01 par value, is quoted on the Nasdaq National Market. Reports, proxy statements, and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information reference is hereby made to the Registration Statement. A copy of the Registration Statement may be inspected without charge and may be obtained at prescribed rates at the Public Reference Section of the Commission, maintained by the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The Company hereby incorporates by reference in this Prospectus the following documents:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;


    (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;



    (c) The Company's Current Report on Form 8-K filed with the Commission on April 3, 1995 and Amendment No. 1 thereto on Form 8-K/A filed with the Commission on October 10, 1995; the Company's Current Report on Form 8-K filed with the Commission on June 28, 1995; and the Company's Current Report on Form 8-K filed with the Commission on April 3, 1996.



    (d) All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereby.


Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the document that this Prospectus incorporates by reference). Requests should be directed to Erich J. Booth, Chief Financial Officer and Treasurer, Apple South, Inc., Hancock at Washington, Madison, Georgia 30650, telephone number (706) 342-4552.

                                  THE COMPANY


Apple South, Inc. is a rapidly growing, multi-concept restaurant operating company. Since its inception, the Company has grown and increased its profitability through the efficient management of restaurant operations and through a series of strategic restaurant openings and acquisitions. Over the last five fiscal years, restaurant sales have increased at a compound annual growth rate of 36%, and restaurant margins have risen from 11.1% in 1990 to 16.7% in 1995.

At March 31, 1996, the Company operated 274 restaurants, consisting of 198 casual dining restaurants operated under the name "Applebee's Neighborhood Grill & Bar"; 48 "Don Pablo's" restaurants featuring traditional Mexican and Tex-Mex dishes; 12 "Harrigan's" restaurants offering traditional classics such as mesquite-smoked prime rib and hickory-grilled steaks and chicken; six restaurants operated under the name "Tomato Rumba's Pastaria Grill" offering pasta creations and grilled items; and ten franchised Hardee's fast-food hamburger restaurants. For the year ended December 31, 1995, total restaurant sales were $440.2 million.



As a franchisee of Applebee's International, Inc. (the "Franchisor"), the Company holds the exclusive development rights for Applebee's restaurants in all or parts of 22 states in the Southeast, Mid-Atlantic, and Midwest regions. The Company opened its first Applebee's restaurant in South Carolina in 1986 and is currently the nation's largest Applebee's operator. In November 1995, the Company merged with DF&R Restaurants, Inc., the owner and operator of Don Pablo's and Harrigan's restaurants. The Don Pablo's restaurants are concentrated in Texas and the Midwest region, while the Harrigan's restaurants are located in Texas, Oklahoma, and New Mexico. Tomato Rumba's is a proprietary casual dining concept which the Company is continuing to refine.


APPLEBEE'S. Applebee's restaurants are intended to fill a market niche between traditional full service and fast-food segments of the restaurant industry. The restaurants are designed to appeal to a customer base consisting primarily of the 21 to 54 year old group that grew up on traditional fast-food, but now prefers a more sophisticated menu, the availability of alcoholic beverages, and a comfortable ambiance in addition to the traditional qualities of fast-food restaurants -- speed, value, and convenience. Each Applebee's restaurant is designed and marketed as a friendly "neighborhood establishment" featuring a varied selection of moderately priced, high-quality food and beverage items with table service dining. Patronage by both family and adult groups is encouraged.


The Applebee's concept was initiated in 1980 with the opening of the first Applebee's restaurant in Atlanta, Georgia, by a predecessor of the Franchisor. The Franchisor is a publicly held company headquartered in Overland Park, Kansas. As of March 31, 1996, the Applebee's restaurant system consisted of 699 restaurants in 45 states, Canada, the Caribbean, and Europe. Approximately 19% of these restaurants are operated by the Franchisor, 28% by the Company, and the remainder by other franchisees. During 1995, system-wide revenues from Applebee's restaurants totaled approximately $1.25 billion.


DON PABLO'S. Don Pablo's restaurants feature traditional Mexican and Tex-Mex dishes served in a distinctive, festive dining atmosphere reminiscent of a Mexican village plaza. Each restaurant is staffed with a highly experienced management team that is visible in the dining area and interacts with both customers and the staff to ensure attentive customer service and consistent food quality. The Company strives to differentiate Don Pablo's by offering a wide variety of items prepared fresh on-site using high-quality ingredients at relatively low prices. The diverse menu, generous portions, and attractive price/value relationship appeal to a broad customer base, including families.


The first Don Pablo's was opened in Arlington, Texas in 1987. The Company believes that the growing popularity of Mexican and Tex-Mex food and the relatively few Mexican food restaurants in certain regions of the United States, combined with the success of its Midwest and Mid-Atlantic restaurants, support the Company's commitment to continue expanding the Don Pablo's chain in targeted markets.



DEVELOPMENT PLANS. Including the 15 restaurants opened in the first quarter, the Company expects to open a total of 68 restaurants in 1996, including at least 46 Applebee's and 18 Don Pablo's restaurants. Expansion efforts during the next few years will be focused on the development of additional Applebee's restaurants in the Company's existing development territories and Don Pablo's restaurants principally in the Midwest and Mid-Atlantic regions and Florida. Under development agreements with the Franchisor, the Company is required to open a specified number of Applebee's restaurants in each of its development territories over specified intervals. Management believes that the Company's existing development territories will support over 400 Applebee's restaurants and will accommodate planned Applebee's restaurant development for approximately five to seven years. In March 1996, the Company closed 15 restaurants in its

Tomato Rumba's division and intends to focus its near term efforts on further development of the Tomato Rumba's concept rather than building new Tomato Rumba's restaurants. Management is currently exploring whether to undertake an effort to refine the Harrigan's concept as a future growth vehicle. The Company expects to sell its Hardee's restaurants before the end of the third quarter of 1996.


The Company attempts to balance its new restaurant development by (i) selectively locating restaurants in areas where an appropriate level of market penetration has been achieved, (ii) increasing the level of market penetration in areas that are not yet "efficient," and (iii) expanding into new markets. As a market area becomes more fully developed, each restaurant normally benefits from increased customer recognition, greater advertising capabilities, and economies of scale with respect to food costs, advertising and promotion, and certain other expenses. Markets which have reached this minimum level of penetration are characterized as "efficient" and typically are more profitable than emerging markets.



The Company was incorporated under the laws of the State of Georgia in 1986. The address of the Company's principal executive office is Hancock at Washington, Madison, Georgia 30650. The Company's telephone number is (706) 342-4552. As used in this Prospectus, the "Company" means Apple South, Inc. and its subsidiaries and predecessors unless the context indicates otherwise.



                                  RISK FACTORS


Prospective investors should consider carefully the following information in conjunction with the other information contained in this Prospectus and the Supplement hereto before purchasing Debt Securities.


This Prospectus and the Supplement hereto contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and in the accompanying Prospectus Supplement and may include statements regarding the intent, belief, or current expectations of the Company or its officers with respect to (i) the use of proceeds of any offering of the Debt Securities, (ii) the Company's financing plans, (iii) the policies of the Company regarding investment, disposition, financing, or other matters, and (iv) trends affecting the Company's financial condition or results of operations. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors including but not limited to changes in monetary and fiscal policies, laws and regulations, and social and economic conditions, such as inflation or a recession, increased competition in the restaurant industry, the current trend toward "dining out," and the amount, type, and cost of financing available to the Company. The accompanying information contained in this Prospectus, including without limitation the information set forth below, and information set forth in the Prospectus Supplement identify important factors that could cause such differences.



GROWTH STRATEGY. Based on its current development schedule, the Company expects to complete the development of its existing Applebee's territories within five to seven years. In connection with the approval by the Franchisor of a recent acquisition by the Company of Applebee's restaurants and development territory from another franchisee, the Company and the Franchisor agreed that it is unlikely that the Franchisor will grant additional development territory to the Company or approve an acquisition of territory from another Applebee's franchisee. After the Company's Applebee's territories are fully developed, the Company's growth will be dependent upon the success of the Don Pablo's and such other growth concepts as the Company may acquire or develop. Management of the Company believes that the Don Pablo's concept has demonstrated the capacity to provide significant future growth; however, neither the Tomato Rumba's nor the Harrigan's concepts as currently constituted have demonstrated the capability to serve as future growth vehicles, and there can be no assurance that either of these concepts can be developed so as to contribute significantly to the growth of the Company. The Company is interested in acquiring additional restaurant concepts; however, the Company is not engaged in any negotiations regarding any such acquisition and there is no assurance that an appropriate concept will be available for acquisition on acceptable terms.



FRANCHISE MATTERS. The Company operates its Applebee's restaurants as a franchisee of Applebee's International, Inc. The Company has entered into development agreements with the Franchisor which provide the Company with the exclusive right to open Applebee's restaurants within designated territories. In addition, each restaurant is operated pursuant to a franchise agreement with the Franchisor. These agreements contain a number of restrictions and obligations on the part of the Company, including the obligation to develop a significant number of new restaurants over the next five years, and the failure of the Company to meet these requirements could result in the termination of one or more franchise or development agreements. The long-term success of the Company's Applebee's restaurants is, in large part, dependent upon the overall success of the Applebee's restaurant system. Accordingly, the success of the Company will be dependent in part upon the successful operation of the Applebee's restaurants owned by the Franchisor and other franchisees, as well as upon the financial condition, management, marketing, and innovative abilities of the Franchisor. Any event that creates adverse publicity involving Applebee's restaurants may have an adverse effect upon the Company regardless of whether such event involves its restaurants.

NECESSITY OF ADDITIONAL FINANCING. If all the Debt Securities are sold, the net proceeds from the sale, along with operating cash flow and existing credit facilities, are expected to provide the capital required for the Company's planned development of additional restaurants and the exercise of purchase options under existing leases through 1997. However, the Company will require financing in addition to its existing credit facilities to carry out its expansion plans beyond 1997. Although management believes that such financing will be available, the Company does not have any commitment for additional financing.


FACTORS AFFECTING THE RESTAURANT INDUSTRY. The casual dining segment of the restaurant industry is expected to remain intensely competitive with respect to price, service, location, and the type and quality of food. Each of the Company's restaurants competes directly or indirectly with locally-owned restaurants as well as regional and national chains, and several of the Company's significant competitors are larger or more diversified and have substantially greater resources than the Company. It is also anticipated that growth in the industry will result in continuing competition for available restaurant sites as well as continued competition in attracting and retaining qualified management level operating personnel. The restaurant business is often affected by changes in consumer tastes, national, regional, or local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. In addition, factors such as inflation, increased food, labor, and benefits costs, and difficulty in attracting hourly employees may adversely affect the restaurant industry in general and the Company's restaurants in particular.


REGULATION. Each of the Company's restaurants is subject to extensive federal, state, and local laws and regulations governing health, sanitation, minimum wage and minimum hour requirements, safety, and the sale of alcoholic beverages. The selection of new restaurant sites is affected by federal, state, and local laws and regulations regarding environmental matters, zoning and land use, and the sale of alcoholic beverages. The failure to receive or retain, or a delay in obtaining, a liquor license in a particular location could adversely affect or cause the Company to terminate its operations at that location. In the past, none of these laws and regulations have had a significant negative effect on operations, nor has the Company experienced any significant difficulties in obtaining necessary licenses and approvals. More stringent and varied requirements (particularly at the local level), however, may result in increases in the cost and time required for opening new restaurants, and difficulties in obtaining necessary licenses or permits could cause delays in or cancellations of new restaurant openings.

ABSENCE OF ESTABLISHED PUBLIC MARKET. The Debt Securities will constitute a new issue of securities for which there is no established public market. Unless otherwise indicated in the applicable Prospectus Supplement, the Company does not intend to list any Debt Securities on a national exchange or to seek approval for quotation through any automated quotation system. Certain broker-dealers may make a market in the Debt Securities but are under no obligation to do so, and if commenced, such market making may be discontinued at any time. Accordingly, there can be no assurance that an active trading market will develop for the Debt Securities. If the Debt Securities are traded after their initial issuance, future trading prices will depend on many factors, including prevailing interest rates, the Company's operating results, and the market for similar securities.


                                USE OF PROCEEDS



Except as otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of Debt Securities will be used for the development of new restaurants, the acquisition of additional restaurants and concepts if appropriate opportunities arise, and for other general corporate purposes. Pending such use, such funds will be used to pay down existing revolving bank lines of credit or invested in short-term marketable securities.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                                                              QUARTER ENDED
                                                                 YEAR ENDED DECEMBER 31     ------------------
                                                              ----------------------------  APRIL 2   MARCH 31
                                                              1991  1992  1993  1994  1995   1995       1996
                                                              ----  ----  ----  ----  ----  -------   --------
Ratio of earnings to fixed charges..........................  2.12  2.99  4.53  5.04  3.83   4.37       --


- ------------------------

The ratio of earnings to fixed charges is based on earnings from continuing operations and has been computed on a total enterprise basis. Earnings represent income from continuing operations before income taxes and fixed charges, net of capitalized interest. Fixed charges consist of interest expense before reduction for capitalized interest, debt amortization costs, and one-third (the percent deemed representative of the interest factor) of total restaurant lease payments. As a result of the asset revaluation charge of $19.8 million in the first quarter of 1996, earnings were insufficient to cover fixed charges by $8.6 million. The ratio of earnings to fixed charges excluding the asset revaluation charge would have been 4.31 for the first quarter of 1996.



                         DESCRIPTION OF DEBT SECURITIES



The Debt Securities are to be issued under an Indenture, to be dated as of May 1, 1996 (the "Indenture"), between the Company and SunTrust Bank, Atlanta, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. Whenever particular sections or defined terms of the Indenture not otherwise defined herein are referred to, such sections or defined terms are incorporated herein by reference. A copy of the Indenture has been filed as an Exhibit to the Registration Statement of which this Prospectus constitutes a part.


GENERAL


The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series. The Debt Securities will be direct, unsecured, and unsubordinated obligations of the Company. Except as may be described in the Prospectus Supplement relating to any particular series of Debt Securities offered thereby, the Indenture does not limit other indebtedness or securities which may be incurred or issued by the Company or any of its subsidiaries or contain financial or similar restrictions on the Company or any of its subsidiaries. The Company's rights and the rights of its creditors, including holders of Debt Securities, to participate in any distribution of assets of any subsidiary of the Company upon the latter's liquidation or reorganization or otherwise are effectively subordinated to the claims of the subsidiary's creditors, except to the extent that the Company or any of its creditors may itself be a creditor of that subsidiary. Although the Company's obligations under its existing $165 million line of credit are unsecured, they are guaranteed by certain of the Company's subsidiaries. Accordingly, the Debt Securities will be effectively subordinated to the Company's obligations under this line of credit with respect to any right to participate in any distribution of assets of any such subsidiary.



The Prospectus Supplement which accompanies this Prospectus sets forth where applicable the following terms of and information relating to the Offered Securities offered thereby: (i) the designation of the Offered Securities; (ii) the aggregate principal amount of the Offered Securities; (iii) the date or dates on which principal of, and premium, if any, on the Offered Securities is payable; (iv) the rate or rates at which the Offered Securities shall bear interest, if any, or the method by which such rate shall be determined, and the basis on which interest shall be calculated if other than a 360-day year consisting of twelve 30-day months, the date or dates from which such interest will accrue and on which such interest will be payable and the related record dates; (v) if other than the offices of the Trustee, the place where the principal of and any premium or interest on the Offered Securities will be payable; (vi) any redemption, repayment or sinking fund provisions; (vii) if other than denominations of $1,000 or multiples thereof, the denominations in which the Offered Securities will be issuable; (viii) whether the Offered Securities shall be issued in the form of Global Securities (as defined below) or certificates; and (ix) any other specific terms of the Offered Securities, including any additional Events of Default or covenants provided for with respect to the Offered Securities.

The Debt Securities will be issued either in certificated, fully registered form, without coupons, or as Global Securities under a book-entry system, as specified in the accompanying Prospectus Supplement and as defined below. See "--Book-Entry System."

Unless otherwise specified in the accompanying Prospectus Supplement, principal and premium, if any, will be payable, and the Debt Securities will be transferable and exchangeable without any service charge, at the office of the Trustee. However, the Company may require payment of the sum sufficient to cover any tax or other governmental charge payable in connection with any such transfer or exchange.

Unless otherwise specified in the accompanying Prospectus Supplement, interest on any series of Debt Securities will be payable on the interest payment dates set forth in the accompanying Prospectus Supplement to the persons in whose names the Debt Securities are registered at the close of business on the related record date and will be paid at the option of the Company, by wire transfer or by checks mailed to such persons.

Unless otherwise described in the accompanying Prospectus Supplement, there are no covenants or provisions contained in the Indenture which afford the holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company.

BOOK-ENTRY SYSTEM

If so specified in the accompanying Prospectus Supplement, Debt Securities of any series may be issued under a book-entry system in the form of one or more global securities (each a "Global Security"). Each Global Security will be deposited with, or on behalf of, a depositary, which, unless otherwise specified in the accompanying Prospectus Supplement, will be The Depository Trust Company, New York, New York (the "Depositary"). The Global Securities will be registered in the name of the Depositary or its nominee.


The Depositary has advised the Company that the Depositary is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.


Upon the issuance of a Global Security in registered form, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of participants. The accounts to be credited will be designated by the underwriters, dealers, or agents, if any, or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in the Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the Depositary or its nominee is the owner of record of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Security represented by such Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of record under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Payments of principal of, premium, if any, and interest on Debt Securities represented by a Global Security registered in the name of the Depositary or its nominee will be made to such Depositary or such nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interests.

The Company has been advised by the Depositary that the Depositary will credit participants' accounts with payments of principal, premium, if any, or interest on the payment date thereof in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of the Depositary. The Company expects that payments by participants to owners of beneficial interests in the Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

A Global Security may not be transferred except as a whole by the Depositary to a nominee or successor of the Depositary or by a nominee of the Depositary to another nominee of the Depositary. A Global Security representing all but not part of the Debt Securities being offered hereby is exchangeable for Debt Securities in definitive form of like tenor and terms if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such Global Security or if at any time the Depositary is no longer eligible to be or in good standing as a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by the Company within 90 days of receipt by the Company of such notice or of the Company becoming aware of such ineligibility, or (ii) the Company in its sole discretion at any time determines not to have all of the Debt Securities represented by a Global Security and notifies the Trustee thereof. A Global Security exchangeable pursuant to the preceding sentence shall be exchangeable for Debt Securities registered in such names and in such authorized denominations as the Depositary for such Global Security shall direct.

EVENTS OF DEFAULT


An Event of Default, as defined in the Indenture and applicable to Debt Securities, will occur with respect to the Debt Securities of any series if: (i) the Company defaults in the payment of principal of (or premium if any, on) any Debt Security of such series when the same becomes due and payable at maturity, upon acceleration, redemption, mandatory repurchase, or otherwise; (ii) the Company defaults in the payment of interest on any Debt Security of such series when the same becomes due and payable, and such default continues for a period of 30 days; (iii) the Company defaults in the performance of or breaches any other covenant or agreement of the Company in the Indenture with respect to the Debt Security of such series or under the Debt Securities of such series and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or by the holders (as defined in the Indenture) of 25% or more in aggregate principal amount of the Debt Securities of such series;
(iv) there occurs with respect to any issue or issues of indebtedness of the Company or any of its subsidiaries having an outstanding principal amount of $25 million or more in the aggregate for all such issues of all such persons, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its stated maturity and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity; (v) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders (treating any deductibles, self-insurance, or retention as not so covered) shall be rendered against the Company or any of its subsidiaries and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (vi) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company or any of its subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its subsidiaries or for all or substantially all of the property and assets of the Company or any of its subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; (vii) the Company or any of its subsidiaries (A) commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of the Company or any of its subsidiaries or for all or substantially all of the property and assets of the Company or any of its subsidiaries or (C) effects any general assignment for the benefit of creditors; and (viii) any other Events of Default set forth in the applicable Prospectus Supplement occur.



If an Event of Default (other than an Event of Default specified in clause (vi) or (vii) above that occurs with respect to the Company) occurs with respect to the Debt Securities of any series then outstanding and is continuing under the Indenture, then, and in each and every such case, except for any series of Debt Securities the principal of which shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of any such series then outstanding under the Indenture (each such series voting as a separate class) by written notice to the Company (and to the Trustee if such notice is given by the holders (the "Acceleration Notice")), may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued interest on the Debt Securities of such series to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (iv) shall be remedied or cured by the Company and/or the relevant subsidiaries or waived by the holders of the relevant indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause
(vi) or (vii) above occurs with respect to the Company, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Debt Securities of any series may, by written notice to the Company and to the Trustee, waive all past defaults with respect to Debt Securities of such series and rescind and annul a declaration of acceleration with respect to Debt Securities of such series and its consequences if (i) all existing Events of Default applicable to Debt Securities of such series, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."


The holders of at least a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of Debt Securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Debt Securities of such series. A holder may not pursue any remedy with respect to the Indenture or the Debt Securities of any series unless: (i) the holder gives the Trustee written notice of a continuing Event of Default; (ii) the holders of at least 25% in aggregate principal amount of outstanding Debt Securities of such series make a written request to the Trustee to pursue the remedy; (iii) such holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any holder of a Debt Security to receive payment of the principal of, premium, if any, or interest on, such Debt Security or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Debt Securities, which right shall not be impaired or affected without the consent of the holder.

The Indenture will require certain officers of the Company to certify, on or before a date not more than 90 days after the end of each fiscal year, that they have conducted or supervised a review of the activities of the Company and its subsidiaries and the Company's and its subsidiaries' performance under the Indenture and that to the best of such officers' knowledge, based upon such review, the Company has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Company will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.


CONSOLIDATION, MERGER, AND SALE OF ASSETS



The Indenture provides that the Company shall not consolidate with, merge with or into, or sell, convey, transfer, lease, or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any person or permit any person to merge with or into the Company (subject to such exceptions as may be established in connection with the issuance of the Debt Securities of all series then outstanding) unless: (i) the Company shall be the continuing person, or the person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired or leased such property and assets of the Company shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company on all of the Debt Securities and under the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) the Company delivers to the Trustee an officers' certificate and opinion of counsel, in each case stating that such consolidation, merger, or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and (iv) such other conditions as may be established in connection with the issuance of the Debt Securities of any series then outstanding.


DEFEASANCE

DEFEASANCE AND DISCHARGE. The Indenture will provide that the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the Debt Securities of any series and the Indenture with respect to Debt Securities of such series on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Debt Securities of such series (except for, among other matters, certain obligations to register the transfer or exchange of the Debt Securities of such series, to replace stolen, lost, or mutilated Debt Securities of such series, to maintain paying agencies, and to hold monies for payment in trust) if, among other things, (A) the Company has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof, in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series, (B) the Company has delivered to the Trustee (i) either (x) an Opinion of Counsel to the effect that holders of Debt Securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of the Company's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance, and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound, and (D) if at such time the Debt Securities of such series are listed on a national securities exchange, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Debt Securities of such series will not be delisted as a result of such deposit, defeasance, and discharge.


DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. The Indenture will further provide that the provisions of the Indenture applicable to Debt Securities of any series will no longer be in effect with respect to any covenants described in the applicable Prospectus Supplement as being subject to such defeasance and clause (iii) under "-- Events of Default" with respect to such covenants and clauses (iv), (v), and, if specified in the applicable Prospectus Supplement, (viii) under "Events of Default" shall be deemed not to be Events of Default with respect to Debt Securities of such series, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Debt Securities of such series on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Debt Securities of such series, the satisfaction of the provisions described in clauses (B)(ii), (C), and (D) of the preceding paragraph and the delivery by the Company to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders of Debt Securities of such series will not recognize income, gain, or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.


DEFEASANCE AND CERTAIN OTHER EVENTS OF DEFAULT. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Debt Securities of any series as described in the immediately preceding paragraph and the Debt Securities of such series are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments.

MODIFICATION AND WAIVER


The Indenture provides that the Company and the Trustee may amend or supplement the Indenture or the Debt Securities of any series without notice to or the consent of any holder: (i) to cure any ambiguity, defect, or inconsistency in the Indenture; provided that such amendments or supplements shall not adversely affect the interests of the holders in any material respect; (ii) to comply with
Article 5 of the Indenture; (iii) to comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; (iv) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee; (v) to establish the form or forms or terms of Debt Securities of any series or of the coupons appertaining to such Debt Securities as permitted by the Indenture; (vi) to provide for uncertificated Debt Securities and to make all appropriate changes for such purpose; and (vii) to make any change that does not materially and adversely affect the rights of any holder.


The Indenture also provides that modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby (each series voting as a separate class); provided, however, that no such modification or amendment may, without the consent of each holder affected thereby, (i) change the stated maturity of the principal of, or any installment of interest on, any Debt Security, (ii) reduce the principal amount of, or premium, if any, or interest on, any Debt Security, (iii) change the place or currency of payment of principal of, or premium, if any, or interest on, any Debt Security, (iv) impair the right to institute suit for the enforcement of any payment on or after the stated maturity (or, in the case of a redemption, on or after the redemption date) of any Debt Security, (v) reduce the above-stated percentage of outstanding Notes the consent of whose holders is necessary to modify or amend the Indenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes, or (vii) reduce the percentage or aggregate principal amount of outstanding Debt Security of any series the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities, or which modifies the rights of holders of Debt Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of Debt Securities of any other series or of the coupons appertaining to such Debt Securities. It shall not be necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it shall be sufficient if such consent approves the substance thereof. After an amendment, supplement, or waiver under this section of the Indenture becomes effective, the Company shall give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. The

Company will mail supplemental indentures to holders upon request. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

Neither the Company nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, or otherwise, to any holder of any Debt Security for or as an inducement to any consent, waiver, or amendment of any of the terms or provisions of the Indenture or the Debt Securities unless such consideration is offered to be paid or agreed to be paid to all holders of the Debt Securities that consent, waive, or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver, or agreement.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Debt Securities or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant, or agreement of the Company in the Indenture, or in any of the Debt Securities or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee, or controlling person of the Company or of any successor Person thereof. Each holder, by accepting the Debt Securities, waives and releases all such liability.

CONCERNING THE TRUSTEE

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.


                              PLAN OF DISTRIBUTION


The Company may sell Debt Securities to or through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of the foregoing. Unless otherwise set forth in the Prospectus Supplement, such underwriters will include either or both of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc., acting alone or as representatives of a group of underwriters. Either or both of J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. may also act as agents.

The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions, or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described in the Prospectus Supplement.

Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to only those conditions set forth in the Prospectus Supplement. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Unless otherwise indicated in the Prospectus Supplement, the Company does not intend to list any of the Debt Securities on a national securities exchange or seek approval for quotation through any automated quotation system. If the Debt Securities are not listed on a national securities exchange or approved for quotation through an automated quotation system, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities or as to the liquidity of the trading market for the Debt Securities, whether or not the Debt Securities are listed on a national securities exchange or approved for quotation through an automated quotation system. The Prospectus Supplement with respect to any Offered Securities will state, if known, whether or not any broker-dealer intends to make a market in such Offered Securities. If no such determination has been made, the Prospectus Supplement will so state.


                                 LEGAL MATTERS



The legality of the Debt Securities will be passed upon for the Company by Kilpatrick & Cody, Atlanta, Georgia, as counsel for the Company, and unless otherwise indicated in the applicable Prospectus Supplement, will be passed upon for any underwriters or agents by Davis Polk & Wardwell. Attorneys at Kilpatrick & Cody who participated in the preparation of this Prospectus own a total of 2,830 shares of common stock of the Company.



                                    EXPERTS


The consolidated financial statements of Apple South, Inc., as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, and the financial statements of TUG, Inc., as of October 31, 1994, and for the ten months ended October 31, 1994, incorporated in this Prospectus and in the Registration Statement by reference have been incorporated herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement, and upon the authority of that firm as experts in accounting and auditing.

The financial statements of The Marcus Corporation's Applebee's Operations, as of May 29, 1994 and May 28, 1995, and for each of the years then ended, incorporated by reference herein and in the Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the Registration Statement, and are incorporated by reference elsewhere herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Estimated expenses (other than underwriting commissions) of the sale of the Debt Securities are as follows:

Registration Fee.........................................................  $  68,966
Blue Sky Fees and Expenses...............................................     20,000
Printing and Engraving Expenses..........................................     60,000
Rating Agencies Fees.....................................................    125,000
Fees and Expenses of Trustee.............................................      7,500
Legal Fees and Expenses..................................................     85,000
Accounting Fees and Expenses.............................................     20,000
Miscellaneous Expenses...................................................     13,534
                                                                           ---------
    Total................................................................  $ 400,000
                                                                           ---------
                                                                           ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 14-2-851, et. seq., of the Georgia Business Corporation Code (the "Code") authorizes the Company to indemnify its directors, officers, employees, and agents in certain circumstances. Section 14-2-856 expressly allows the Company to provide, with shareholder approval, indemnification rights that are broader than otherwise provided under the Code. Article Eight of the Company's Bylaws provides for broader indemnification rights than expressly provided under the Code. The following is a summary of the material provisions of Article Eight.

Article Eight requires the Company to indemnify persons who are parties to any civil, criminal, administrative, or investigative action, suit, or proceeding by reason of the fact that such person was or is a director of the Company. Except as noted in the next paragraph, directors are entitled to be indemnified against expenses (including but not limited to attorneys' fees and court costs), and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by them. Directors are also entitled to have the Company advance any such expenses prior to final disposition of the proceeding, upon an undertaking to repay the Company if it is ultimately determined that they are not entitled to indemnification.

Under Article Eight, indemnification will be disallowed under the following four exceptions to limitation of directors' liability under Section 14-2-202 of the
Code: (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) liability under
Section 14-2-832 of the Code (dealing with unlawful distributions), and (iv) any transaction from which the director received an improper personal benefit.

The Board of Directors also has the authority to extend to officers, employees, and agents the same indemnification rights held by directors, subject to all of the accompanying conditions and obligations. The Board of Directors has extended indemnification rights to all of its executive officers.

The Company, upon authorization of the Board of Directors, has the power to enter into an agreement or agreements providing to any person who was or is a director, officer, employee, or agent of the Company indemnification rights substantially the same as those provided to directors under Article Eight. The Company has entered into indemnity agreements with its directors and executive officers.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company against any liability asserted against him or incurred by him in any such capacity, whether or not the Company now has the power to indemnify him against such liability under Article Eight.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following documents are filed as exhibits to this Registration
Statement:


   1.1    Form of Underwriting Agreement.
   4.1 Form of Indenture between the Registrant and SunTrust Bank, Atlanta, as Trustee.
   4.2    Proposed form of Debt Securities.
   5.1 Opinion of Kilpatrick & Cody with respect to the legality of the securities being registered.
  12.1    Calculation of Ratio of Earnings to Fixed Charges
           (including calculation of first quarter of 1995 and 1996).
  23.1    Consent of Kilpatrick & Cody
           (contained in Exhibit 5).
  23.2    Consent of KPMG Peat Marwick LLP.*
  23.3    Consent of Ernst & Young LLP.*
  24.1    Power of Attorney*
           (set forth on signature page to the Registration
           Statement).
  25.1 Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of SunTrust Bank, Atlanta.


- ------------------------

* Previously filed.


ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Georgia, on May 3, 1996.


                                          APPLE SOUTH, INC.

                                          By:       /s/ TOM E. DUPREE, JR.

                                             -----------------------------------
                                                     Tom E. DuPree, Jr.
                                                 CHIEF EXECUTIVE OFFICER AND
                                             CHAIRMAN OF THE BOARD OF DIRECTORS


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                            TITLE                             DATE
- ------------------------------------------------------  -------------------------------------------  ---------------------

                /s/ TOM E. DUPREE, JR.                  Chairman of the Board of Directors and
     -------------------------------------------         Chief Executive Officer (principal               May 3, 1996
                  Tom E. DuPree, Jr.                     executive officer)

                 /s/ MICHAEL W. EVANS
     -------------------------------------------        Director, President and Chief Operating           May 3, 1996
                   Michael W. Evans                      Officer

               /s/ JOHN G. MCLEOD, JR.
     -------------------------------------------        Director, Senior Vice President -- Human          May 3, 1996
                 John G. McLeod, Jr.                     Resources and Secretary

                 /s/ DAVID P. FRAZIER
     -------------------------------------------        Director                                          May 3, 1996
                   David P. Frazier

                  /s/ MARC D. REDUS
     -------------------------------------------        Director                                          May 3, 1996
                    Marc D. Redus

     -------------------------------------------        Director                                         May   , 1996
                  Thomas R. Williams

     -------------------------------------------        Director                                         May   , 1996
                    James W. Rowe

                  /s/ ERICH J. BOOTH                    Chief Financial Officer and Treasurer
     -------------------------------------------         (Principal Financial Officer and Principal       May 3, 1996
                    Erich J. Booth                       Accounting Officer)

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                            MANUAL
  NUMBER                                                                                                           PAGE NUMBER
- -----------                                                                                                      ---------------
       1.1   Form of Underwriting Agreement....................................................................
       4.1   Form of Indenture between the Registrant and SunTrust Bank, Atlanta, as Trustee...................
       4.2   Proposed form of Debt Securities..................................................................
       5.1   Opinion of Kilpatrick & Cody with respect to the legality of the securities being registered......
      12.1   Calculation of Ratio of Earnings to Fixed Charges (including calculation of first quarter of 1995 and 1996)........................................................................................
      23.1   Consent of Kilpatrick & Cody (appears in opinion filed as Exhibit 5.1)............................
      23.2   Consent of KPMG Peat Marwick LLP..................................................................         *
      23.3   Consent of Ernst & Young LLP......................................................................         *
      24.1   Power of Attorney (set forth on signature page to the Registration Statement).....................         *
      25.1   Form T-1 Statement of Eligibility and Qualification under the Trustee Indenture Act of 1939 of
              SunTrust Bank, Atlanta...........................................................................


- ------------------------

*  Previously filed.